Exhibit 99.1

CONTACTS: Timothy K. Zimmerman President & Chief Executive Officer 412.856.0363
RELEASE DATE: July 18, 2013	Colleen M. Brown Chief Financial Officer 412.856.0363

STANDARD FINANCIAL CORP. ANNOUNCES QUARTERLY DIVIDEND PAYMENT AND THIRD QUARTER EARNINGS

Monroeville, Pennsylvania — July 18, 2013 — Standard Financial Corp. (the “Company”) -  (NasdaqCM:  STND), the holding company for Standard Bank PaSB, today announced earnings for the quarter ended June 30, 2013 of $722,000 or $0.25 per share compared to $764,000 or $0.24 per share for the quarter ended June 30, 2012.  The Company’s annualized return on average assets and average equity were 0.66% and 3.77%, respectively, for the quarter ended June 30, 2013 compared to 0.69% and 3.84%, respectively, for the quarter ended June 30, 2012.

For the nine months ended June 30, 2013, net income was $2.2 million or $0.73 per share compared to $2.4 million or $0.75 per share for the nine months ended June 30, 2012.  The Company’s annualized return on average assets and average equity were 0.67% and 3.73%, respectively, for the nine months ended June 30, 2013 compared to 0.72% and 4.01%, respectively, for the nine months ended June 30, 2012.

The Company’s board of directors declared a quarterly cash dividend of $.045 per share of the Company’s common stock.  The dividend will be payable to stockholders of record as of August 1, 2013 and will be paid on August 15, 2013.

Timothy K. Zimmerman, President & CEO, stated, “We continue to see improvements in our asset quality which is reflected in our provision for loan losses.  We are also pleased with our quarterly earnings despite operating in this very difficult interest rate and economic environment.  The historical low interest rates and weak loan demand continues to put pressure on earnings and our net interest margin.  Our focus remains on generating other sources of revenue, controlling expenses and increasing loan production.”

Net income for the quarter ended June 30, 2013 decreased $42,000 or 5.5% compared to the same quarter in the prior year.  The decrease was primarily the result of a decline in net interest income of $294,000 or 9.2% and an increase in noninterest expenses of $240,000 or 9.8%, partially offset by a decrease in the provision for loan losses of $300,000 or 100.0% and an increase in noninterest income of $129,000 or 21.0% for the quarter ended June 30, 2013 compared to the same quarter in the prior year.

Net income for the nine months ended June 30, 2013 decreased $180,000 or 7.6% compared to the same nine months in the prior year.  The decrease was primarily the result of a decline in net interest income of $808,000 or 8.3%, an increase in noninterest expenses of $434,000 or 5.9% partially offset by a decrease in the provision for loan losses of $525,000 or 58.3%, higher noninterest income of $324,000 or 18.0% and lower income tax expense of $213,000 or 22.8% for the nine months ended June 30, 2013 compared to the nine months ended June 30, 2012.

Net interest income declined from $3.2 million and $9.8 million for the three and nine months ended June 30, 2012, respectively, to $2.9 million and $9.0 million for the three and nine months ended June 30, 2013, respectively. The decreases in net interest income for both periods resulted primarily from a lower average yield on interest-earning assets partially offset by a lower average cost of funds.

No provision for loan losses was recorded for the current quarter compared to $300,000 for the quarter ended June 30, 2012 and $375,000 for the nine months ended June 30, 2013 compared to $900,000 for the nine months ended June 30, 2012.  Non-performing loans at June 30, 2013 were $3.3 million or 1.12% of total loans compared to $4.0 million or 1.34% of total loans at September 30, 2012 and $4.1 million or 1.39% of total loans at June 30, 2012.

Noninterest income totaled $744,000 for the quarter ended June 30, 2013 compared to $615,000 for the quarter ended June 30, 2012 and $2.1 million for the nine months ended June 30, 2013 compared to $1.8 million for the nine months ended June 30, 2012.  The increases for both periods in noninterest income were due mainly to higher service fee income and higher earnings on bank-owned life insurance.

Noninterest expenses totaled $2.7 million for the quarter ended June 30, 2013 compared to $2.5 million for the quarter ended June 30, 2012 and $7.8 million for the nine months ended June 30, 2013 compared to $7.4 million for the nine months ended June 30, 2012.  The increases for both periods were due in part to expenses relating to stock based awards issued in July 2012.

Standard Financial Corp., with total assets of $437.8 million at June 30, 2013, is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates ten offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland.  Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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Standard Financial Corp.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
OPERATIONS DATA:	2013	2012	2013	2012
Interest and Dividend Income	$3,847	$4,298	$11,901	$13,113
Interest Expense	934	1,091	2,914	3,318
Net Interest Income	2,913	3,207	8,987	9,795
Provision for Loan Losses	—	300	375	900
Net Interest Income after Provision for Loan Losses	2,913	2,907	8,612	8,895
Noninterest Income	744	615	2,124	1,800
Noninterest Expenses	2,691	2,451	7,815	7,381
Income before Income Tax Expense	966	1,071	2,921	3,314
Income Tax Expense	244	307	724	937
Net Income	$722	$764	$2,197	$2,377

Earnings Per Share - Basic and Diluted	$0.25	$0.24	$0.73	$0.75
Annualized Return on Average Assets	0.66%	0.69%	0.67%	0.72%
Annualized Return on Average Equity	3.77%	3.84%	3.73%	4.01%
Net Interest Spread	2.76%	2.91%	2.83%	3.01%
Net Interest Margin	2.89%	3.07%	2.96%	3.17%

	June 30,	September 30,
FINANCIAL CONDITION DATA:	2013	2012
Total Assets	$437,754	$443,432
Cash and Cash Equivalents	16,287	18,774
Investment Securities	98,080	102,677
Loans Receivable, Net	290,100	291,113
Deposits	325,546	330,299
Borrowed Funds	33,103	30,081
Total Stockholders’ Equity	76,170	80,117

Book Value Per Share	$23.64	$23.02
Tangible Book Value Per Share	20.79	20.35

Allowance for Loan Losses to Total Loans	1.34%	1.51%
Non-Performing Assets to Total Assets	0.89%	1.00%
Non-Performing Loans to Total Loans	1.12%	1.34%